EXHIBIT 10.41

                               FIFTH AMENDMENT TO
                       SERVICE BUREAU PROCESSING AGREEMENT

THIS FIFTH AMENDMENT TO SERVICE BUREAU PROCESSING AGREEMENT ("FIFTH AMENDMENT") IS EFFECTIVE AS OF THE 19TH DAY OF JUNE 2004 ("FIFTH AMENDMENT EFFECTIVE DATE") AND AMENDS AND SUPPLEMENTS THAT CERTAIN SERVICE BUREAU PROCESSING AGREEMENT ("AGREEMENT") DATED AUGUST 1, 1999, BETWEEN FIDELITY INFORMATION SERVICES, INC., WITH OFFICES LOCATED AT 601 SOUTH LAKE DESTINY DRIVE, SUITE 300, MAITLAND, FLORIDA 32751 ("FIDELITY") AND HERITAGE OAKS BANK, 545 TWELFTH STREET, PASO ROBLES, CALIFORNIA 93446 ("CLIENT").

     WHEREAS, FIDELITY AND CLIENT WISH TO AMEND THE AGREEMENT TO ADD CERTAIN PRODUCTS AND SERVICES AND TO EXTEND THE TERM OF THE AGREEMENT;

     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

1. The first sentence of Section 11.1 of the Agreement is hereby deleted in its entirety and is replaced with the following:

     "This Agreement shall commence on the Effective Date hereof and shall expire August 31, 2011 (hereinafter, the `Term'), unless terminated pursuant to Paragraph 11.2 or 11.4. The last day of the Term shall be the `Expiration Date.'"

2. The fees payable to Fidelity commencing on the Fifth Amendment Effective Date and continuing for the duration of the Term shall be as set forth in the Schedule of Fees for Contracted Services Heritage Oaks Bank Fifth Amendment - Attachment 1 ("Attachment 1") which is attached hereto and made a part hereof. Such fees are payable to Fidelity in accordance with Section 5 of the Agreement.

3. Furthermore, as of the Fifth Amendment Effective Date, Attachment 1 to this Fifth Amendment shall supersede and replace the Schedule of Fees for Contracted Services Heritage Oaks Bank Attachment 1 which was attached to and made a part of the Agreement.

4.   Pursuant to the terms and  conditions  of this Fifth  Amendment,  including
     Exhibit 1 to this Fifth Amendment, and the terms and conditions set forth in the Agreement, Fidelity hereby grants Client a perpetual, nonexclusive and nontransferable right and license to use the Fidelity software products listed on the page of Attachment 1 which is entitled Fidelity Product Offerings (hereinafter, the "Licensed Software").

5. In addition to the Services described in the Agreement (as previously amended), Fidelity shall provide the following additional services to Client for the duration of the Term of the Agreement (the "Additional Services").

     5.1 Fidelity shall provide maintenance services for the Licensed Software in accordance with the terms and conditions applicable to maintenance services described in Exhibit 1 hereto. Fidelity will provide such maintenance services for the duration of the Term specified in Section
          11.1 of the Agreement (as such Section 11.1 is amended above).

     5.2 Fidelity shall provide Client with access to and use of Internet Banking in a hosted environment in accordance with the terms and conditions set forth in Exhibit 2 to this Fifth Amendment. With respect to the hosting services, Client acknowledges and agrees that:

          (a) the cost of telecommunications connections related to Client's use of Internet Banking is not included in the fees set forth in Attachment 1; and


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          (b)  any  consumable  supplies  used  by  Client  in  connection  with
               Internet Banking shall be at Client's expense; and

          (c) any hardware and additional networking costs necessary to utilize Internet Banking shall be borne by Client.

     5.3 Fidelity shall implement the Fidelity training bank for Client's use. This training bank is a standalone bank that allows Client's employees to train on the HORIZON Banking System as well as the licensed Integrated Platform Solutions products and to test new functionality delivered by Fidelity. As part of the Additional Services, Fidelity will process the training bank nightly.

     5.4 Fidelity shall assume responsibility for implementation of ACquire updates and will migrate the ACquire software into Fidelity's HORIZON Technology Center West data center for management and the running of the ACquire software.

     5.5 Fidelity shall assist Client in the conversion of Hacienda Bank to the HORIZON Banking System in accordance with a conversion plan developed by Fidelity. With respect to such conversion, Fidelity agrees to apply a rebate to processing fees payable pursuant to this Fifth Amendment in the amount of $25,000.00 per month for a period of eighteen (18) months after the Fifth Amendment Effective Date to offset the ongoing processing fees Client will pay Hacienda Bank's current processor.

     5.6 Fidelity shall provide the Fidelity DASH ATM/EFT services that are more particularly described in Exhibit 3 to this Fifth Amendment. Fidelity will implement these services as part of the Hacienda Bank conversion to the HORIZON Banking System. As of the conversion of Hacienda Bank to the HORIZON Banking System only Hacienda Bank's current ATM/EFT services will migrate to the Fidelity DASH ATM/EFT services solution as defined in this Fifth Amendment. As of the Fifth Amendment Effective Date, Client is under long term contract with another ATM/EFT provider ("Current Processor"). Client's ATM/EFT services will remain with Current Processor until a time mutually agreed to by the Client and Fidelity but both parties have the full intention of migrating these services at or prior to the expiration of the term of the Current Processor agreement to the Fidelity DASH ATM/EFT solution.

6. The fees and charges applicable to the Licensed Software and the Additional Services are set forth in Attachment 1 to this Fifth Amendment. With respect to such fees and charges the following terms shall be applicable.

     6.1 Client shall pay Fidelity the one-time fees set forth in Attachment 1 to this Fifth Amendment as follows: fifty (50%) of such fees upon execution of this Fifth Amendment; and the remaining fifty percent (50%) of such fess as each item of the Licensed Software is installed and available for use.

     6.2 Client shall pay the recurring fees set forth in Attachment 1 as invoiced by Fidelity. All of such recurring fees are subject to adjustment annually pursuant to Section 5.2 of the Agreement.

7.   The following provisions are hereby added to Section 11 of the Agreement.

      "11.4 Termination for Acquisition. Client may terminate this Agreement upon the occurrence of a `Merger Event' (as defined below), provided that Client shall give Fidelity notice within one hundred eighty (180) days after the occurrence of the Merger Event, which provides at least one hundred eighty (180) days' notice (`Early Termination Notice') setting out the date of termination (`Early Termination Date') and accompanying such Early Termination Notice, a fee (`Early Termination Fee') which shall be computed as follows:


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          (a)  The Early  Termination Fee shall be equal to thirty-five  percent
               (35%) of the average monthly amount of the prior six (6) months (excluding any one time rebates or credits) of the fees set forth in Attachment 1, multiplied by the number of months between the Early Termination Date and the Expiration Date, in addition to the Termination Costs outlined below and the Deconversion Fees listed in Exhibit C.

          (b) For the purposes of this Section only, a `Merger Event' shall mean the consummation of: (i) a merger, consolidation or other business combination of Client (or its principal banking subsidiary or subsidiaries) with any other entity, when such entity has assets in equal to or greater than Client; or (ii) a sale or disposition by Client (or its principal banking subsidiary or subsidiaries) or all or substantially all of its common equity or its assets. If the Merger Event does not actually occur or is to be postponed indefinitely, for any reason whatsoever, then Client may, prior to its Early Termination Date, rescind the Early Termination Notice. If Client shall rescind the Early Termination Notice, Fidelity shall extend to Client a credit for the Early Termination Fee actually paid by Client. Such credit shall be applied to the fees outlined in Attachment 1, as such fees become due hereunder. Such credit shall be reduced by the amount of out-of-pocket expenditures actually incurred by Fidelity, in preparation for the termination of this Agreement, after the date of delivery of the Early Termination Notice.

          (c) In addition to the fees mentioned above in this Section, Client shall reimburse Fidelity for the reasonable costs actually incurred by Fidelity in terminating this Agreement prior to the Expiration Date, including without limitation an amount equal to any remaining book value of any equipment and unamortized Software used to provide the Services under this Agreement; expenses incurred, on behalf of Client, in canceling leases, licenses, subcontractor or similar agreements, costs associated with termination and/or relocation of dedicated resources (`Termination Costs'). Fidelity shall use its reasonable best efforts to minimize the Termination Costs.

          (d) All known fees outlined in above are due and payable sixty (60) days prior to termination of the Agreement. The described fees are exclusive of any fees associated with Deconversion Fees outlined in Exhibit C to the Agreement. Notwithstanding delivery of an Early Termination Notice by Client or payment of an Early Termination Fee by Client, Client shall continue to make all payments due and payable to Fidelity pursuant to this Agreement until the Early Termination Date."

8. If Client acquires another bank(s) during the Term (not including the Hacienda Bank), Fidelity will provide conversion services for the acquired bank at the hourly rate of $57.00, plus reasonable travel and living expenses, provided that the scope of Services to be provided with respect to the acquired bank is the same as the scope of Services then being provided to Client pursuant to this Agreement. Client will notify Fidelity of any such acquisition as soon as reasonably practicable.

9. All terms and conditions of the Agreement not amended by this Fifth Amendment shall remain in full force and effect.

10. Except as herein expressly amended, the Agreement is ratified, confirmed and remains unchanged in all respects and shall remain in full force and effect in accordance with its respective terms.


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11.  This Fifth Amendment may be executed in  counterparts,  each of which shall be an original, but such counterparts shall together constitute but one and the same document.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS FIFTH AMENDMENT AS OF THE FIFTH AMENDMENT EFFECTIVE DATE BY THEIR DULY AUTHORIZED REPRESENTATIVES.

Fidelity Information Services, Inc.                Heritage Oaks Bank

By:_______________________________                 By:__________________________
   Name:  Gary Norcross                               Name:_____________________
   Title: President, Integrated                       Title:____________________
          Financial Solutions

Date:_____________________________                 Date:________________________